EXHIBIT 99.1

CAVIT SCIENCES, INC. ANNOUNCES: FDA APPLICATIONS, CLINICAL STUDIES AND CFO

DELRAY BEACH, FLA., DECEMBER 18, 2006 - Cavit Sciences, Inc. (OTC: CVIT) announces that it intends to file applications with the FDA in the U. S. and conduct clinical studies during the first quarter of 2007.

Cavit Sciences, Inc. ("Cavit") is a biotechnology company engaged in developing treatments of cancer and viral infections. Additional applications will be filed with the FDA in other countries shortly after the U.S. applications are filed.

Mr. Julio De Leon joined the management team of Cavit on December 1, 2006 as the CFO. Mr. De Leon has been a member of Cavit's Board of Directors since May 1, 2006. Mr. De Leon is a Certified Public Accountant, Certified Management Accountant and Certified in Financial Management with the experience and integrity that will assist Cavit in accomplishing its goals.

Cavit's CEO Colm J. King states, "Mr. De Leon is a welcome addition to the Companies expert team of officers, directors, medical advisors and consultants. Additional information will soon be added to Cavit's website detailing the Companies expert team and strategy."

Additional   information   is   available   on   the   Company's   website   at:
www.cavitsciences.com

Cautionary Note Regarding Forward-Looking Statements

This news release may include  forward-looking  statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

CONTACT:

Colm J. King, CEO    (561) 278-7856
Cavit Sciences, Inc. www.cavitsciences.com